LP Building Solutions Reports Second Quarter 2021 Results, Provides Capital Allocation Update and Third Quarter Outlook

NASHVILLE, Tenn. (August 3, 2021) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the three and six months ended June 30, 2021.

Key Highlights for the Second Quarter
•Net sales increased by 142% to $1.3 billion
•Siding Solutions (formerly referred to as SmartSide®) net sales increased by 39% to $288 million
•OSB net sales increased by $574 million to $778 million, $554 million of which was due to higher OSB prices
•Net income attributed to LP was $498 million ($4.90 per diluted share)
•Cash provided by operating activities was $457 million
•Adjusted EBITDA(1) was $684 million
•Adjusted Diluted EPS(1) was $4.74 per share
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS”
Capital Allocation Update
•Paid $465 million in the quarter to repurchase 7.3 million shares of LP common stock
•Since quarter end, as of July 30, 2021, paid an additional $131 million for 2.3 million shares
•Paid $16 million in cash dividends
•Cash and cash equivalents of $603 million as of June 30, 2021
•Declared a quarterly cash dividend of $0.18 per share, a mid-year increase of $0.02 per share or 13%

“All of LP’s segments overcame tightening supply chains to set records for sales and EBITDA in the second quarter of 2021, resulting in $4.74 in adjusted diluted earnings per share,” said LP Chair and Chief Executive Officer Brad Southern. “Siding sales grew by 39% and higher OSB prices resulted in extraordinary cash flow. The Siding capacity expansion project at Houlton is underway and on schedule, and Peace Valley pressed its first OSB board since restarting in late June.”

Second Quarter 2021 Highlights

Net sales for the second quarter of 2021 increased by $777 million (or 142%) over the prior year to $1.3 billion. Siding Solutions revenue increased by $81 million (or 39%) and OSB prices increased by $554 million over the prior year. South America revenue increased by $36 million (94%) over the prior year due to increases in prices. Additionally, EWP revenue increased by $79 million (99%) over the prior year, primarily due to increased pricing to offset increased input costs.

Net income attributed to LP for the second quarter of 2021 increased by $465 million over the prior year to $498 million ($4.90 per diluted share). Adjusted EBITDA for the second quarter of 2021 increased by $587 million over the prior year to $684 million primarily due to the growth in Siding Solutions and the higher OSB prices partially offset by increases in raw material prices, freight costs, and maintenance projects.

First Six Months of 2021 Highlights

Net sales for the first six months of 2021 increased by $1.2 billion (or 107%) over the prior year to $2.3 billion. Siding Solutions revenue increased by $172 million (or 43%) and OSB prices increased by $888 million over the prior year. South America revenue increased by $52 million (71%) over the prior year due to increases in prices. Additionally, EWP revenue increased by $102 million (58%) over the prior year, primarily due to increased pricing to offset increased input costs.

Net income attributed to LP for the first six months of 2021 increased by $752 million over the prior year to $818 million ($7.85 per diluted share) primarily due to the growth in Siding Solutions and higher OSB prices. We recognized debt extinguishment charges of $11 million during the first six months of 2021. During the first six months of 2020, we recognized pre-tax impairment charges of $15 million related to fiber-producing assets.

Adjusted EBITDA for the first six months of 2021 increased by $965 million over the prior year to $1.1 billion, primarily due to growth in Siding Solutions revenue and higher OSB prices.

Segment Results

Siding

The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP® BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net sales	$291	$220	32%	$576	$432	33%
Adjusted EBITDA	77	51	52%	168	93	80%

Siding net sales increased by $71 million (or 32%) and $144 million (or 33%) for the three and six months ended June 30, 2021, respectively, compared to the corresponding periods in 2020. These increases are primarily due to Siding Solutions revenue increases of 39% and 43% for the three and six months ended June 30, 2021, respectively, partially offset by decreases in fiber sales.

Adjusted EBITDA increased by $26 million and $75 million for the three and six months ended June 30, 2021, respectively, compared to the corresponding periods in 2020, primarily due to the increase in Siding Solutions revenue, partially offset by increases in raw material prices, freight costs, and mill spending.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products including the value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing) and LP® TopNotch® Sub-Flooring. OSB is manufactured using wood strands arranged in layers and bonded with resins.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net sales	$778	$204	281%	$1,317	$424	211%
Adjusted EBITDA	565	46	1,128%	919	81	1,035%

OSB net sales increased by $574 million (or 281%) and $893 million (or 211%) for the three and six months ended June 30, 2021, compared to the corresponding periods in 2020. OSB prices increased by $554 million and $888 million for the three and six months ended June 30, 2021, respectively, compared to the corresponding periods in 2020. OSB sales volume increased by 8% for the three months ended June 30, 2021, primarily due to the nonoccurrence of last year's COVID-related downtime. OSB sales volume was flat for the six months ended June 30, 2021. Structural Solutions volume, as a percentage of total OSB segment volume, was 46% for the three and six months ended June 30, 2021, compared to 41% and 42% in the corresponding periods in 2020, respectively.

Adjusted EBITDA increased over the prior year by $519 million and $838 million for the three and six months ended June 30, 2021, respectively, primarily due to higher OSB prices, partially offset by increases in raw material prices and mill spending.

Engineered Wood Products (EWP)

The EWP segment is comprised of LP® SolidStart® I-Joist, Laminated Veneer Lumber (LVL), and Laminated Strand Lumber (LSL) and other related products. This segment also includes the sales of I-Joist and LVL products produced by our joint venture and sales of plywood produced as a by-product of the LVL production process.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net sales	$158	$79	99%	$280	$178	58%
Adjusted EBITDA	18	3	513%	26	12	116%

EWP net sales increased by $79 million (or 99%) and $102 million (or 58%) for the three and six months ended June 30, 2021, respectively, compared to the corresponding periods in 2020. Adjusted EBITDA increased by $15 million and $14 million for the three and six months ended June 30, 2021, respectively, compared to the corresponding periods in 2020. The increases to net sales and Adjusted EBITDA are primarily due to increased pricing to offset increased input costs.

South America

Our South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Colombia, and Argentina.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net sales	$74	$38	94%	$126	$74	71%
Adjusted EBITDA	34	11	206%	54	18	202%

South America net sales increased by $36 million (or 94%) and $52 million (or 71%) for the three and six months ended June 30, 2021, respectively, compared to the corresponding periods in 2020, primarily due to higher OSB and siding pricing.

Adjusted EBITDA increased by $23 million and $36 million for the three and six months ended June 30, 2021, respectively, compared to the corresponding periods in 2020, primarily due to the higher OSB and siding pricing, partially offset by higher imported raw material and wood costs.

Q3 2021 Outlook and 2021 Capital Expenditure Guidance

Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

•Siding Solutions revenue in the third quarter of 2021 to be about 10% higher than the third quarter of 2020
•OSB revenue in the third quarter of 2021 to be sequentially lower than the second quarter of 2021 by about 10%
•Adjusted EBITDA(2) for the third quarter of 2021 to be greater than $530 million
•Given our current outlook, we expect capital expenditures for 2021 to be approximately $270 million, including $95 million for the previously announced Houlton mill conversion, $10 million for Peace Valley, $45 million for other strategic growth projects, and $120 million for sustaining maintenance.
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the second quarter of 2021, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures without unreasonable effort. As such, the Company is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.

Conference Call

LP will hold a conference call to discuss this release today at 11:00 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by dialing (855) 638-4813 (U.S.) or 704-288-0619 (international) and enter the access code 2429778 or over the internet by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available from 2 p.m. Eastern Time on August 3, 2021 to 2 p.m. Eastern Time on August 10, 2021 by calling (855) 859-2056 and entering the access code 2429778, and the replay will also be available on LP's website.

About LP Building Solutions

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP® BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning LP's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: impacts from public health issues (including global pandemics, such as the ongoing COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions, including impacts from the ongoing COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost of and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP Information

In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items as Adjusted EBITDA (Adjusted EBITDA) which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and adjusts for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing this measure should allow interested persons to more readily compare the earnings for past and future periods.

Neither Adjusted EBITDA, Adjusted Income, nor Adjusted Diluted EPS is a substitute for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and therefore, as presented by us, these measures may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$1,325	$548	$2,342	$1,133
Cost of sales	(619)	(431)	(1,157)	(908)
Gross profit	707	117	1,185	225
Selling, general, and administrative expenses	(57)	(50)	(105)	(105)
Loss on impairment	—	(8)	—	(15)
Other operating credits and charges, net	3	(6)	3	(8)
Income from operations	653	53	1,083	97
Interest expense	(4)	(6)	(9)	(12)
Investment income	—	4	1	3
Other non-operating items	(6)	(1)	(16)	4
Income before income taxes	644	50	1,059	92
Provision for income taxes	(147)	(19)	(244)	(28)
Equity in unconsolidated affiliate	1	—	2	—
Net income	$497	$31	$817	$64
Net loss attributed to noncontrolling interest	—	2	1	2
Net income attributed to LP	$498	$33	$818	$66

Basic net income per share of common stock:
Net income per share - basic	$4.93	$0.29	$7.90	$0.59
Diluted net income per share of common stock:
Net income per share - diluted	$4.90	$0.29	$7.85	$0.58

Average shares of common stock used to compute net income per share:
Basic	101	112	103	112
Diluted	102	113	104	113

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$590	$535
Receivables	310	184
Inventories	311	259
Prepaid expenses and other current assets	20	15
Total current assets	1,230	993

Timber and timberlands	64	52
Property, plant, and equipment, net	938	918
Operating lease assets	37	40
Goodwill and other intangible assets	45	46
Investments in and advances to affiliates	10	11
Restricted cash	13	—
Other assets	26	24
Deferred tax asset	4	3
Total assets	$2,367	$2,086
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$315	$267
Income tax payable	36	18
Current portion of contingency reserves	1	1
Total current liabilities	353	286

Long-term debt	346	348
Deferred income taxes	88	78
Non-current operating lease liabilities	29	32
Contingency reserves, excluding current portion	13	13
Other long-term liabilities	97	86
Total liabilities	925	842

Redeemable noncontrolling interest	9	10

Stockholders’ equity:
Common stock	114	124
Additional paid-in capital	446	452
Retained earnings	1,413	1,206
Treasury stock	(390)	(397)
Accumulated comprehensive loss	(149)	(151)
Total stockholders’ equity	1,433	1,234
Total liabilities and stockholders’ equity	$2,367	$2,086

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$497	$31	$817	$64
Adjustments to net income:
Depreciation and amortization	29	28	58	56
Loss on impairment	—	8	—	15
Deferred taxes	3	5	7	1
Loss on early debt extinguishment	—	—	11	—
Other adjustments, net	7	15	10	10
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	(50)	4	(124)	(27)
Prepaid expenses and other current assets	(9)	(4)	(6)	(5)
Inventories	(3)	38	(53)	2
Accounts payable and accrued liabilities	39	(6)	37	(22)
Income taxes payable, net of receivables	(56)	10	16	26
Net cash provided by operating activities	457	129	772	120
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(32)	(15)	(65)	(39)
Proceeds from business divestiture	—	14	—	14
Redemption of insurance cash surrender value	—	10	—	10
Other investing activities	1	3	3	3
Net cash (used in) provided by investing activities	(31)	12	(63)	(12)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of long-term debt	—	—	350	350
Repayment of long-term debt, including redemption premium	—	(350)	(359)	(350)
Payment of cash dividends	(16)	(17)	(33)	(33)
Purchase of stock	(465)	—	(588)	—
Other financing activities	(2)	(1)	(12)	(6)
Net cash (used in) provided by financing activities	(484)	(368)	(642)	(39)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2	(2)	—	(5)
Net (decrease) increase in cash, cash equivalents and restricted cash	(55)	(229)	68	64
Cash, cash equivalents, and restricted cash at beginning of period	658	488	535	195
Cash, cash equivalents, and restricted cash at end of period	$603	$259	$603	$259

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS

The following tables set forth: (1) housing starts, (2) our North American sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Housing starts[1]:
Single-Family	308	211	563	425
Multi-Family	120	79	223	194
	428	290	786	619

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau as published through July 20, 2021.

We monitor sales volumes for our products in our Siding, OSB and EWP segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.

The following table sets forth North American sales volumes for the three and six months ended June 30, 2021, and 2020:

	Three Months Ended June 30, 2021				Three Months Ended June 30, 2020
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
Siding Solutions (MMSF)	406	—	—	406	319	—	—	319
OSB - commodity (MMSF)	—	481	—	481	—	480	—	480
OSB - Structural Solutions (MMSF)	—	403	—	403	—	339	—	339
I-Joist (MMLF)	—	—	33	33	—	—	24	24
LVL (MCF)	—	—	1,809	1,809	—	—	1,534	1,534
LSL (MCF)	—	—	536	536	—	—	573	573

	Six Months Ended June 30, 2021				Six Months Ended June 30, 2020
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
Siding Solutions (MMSF)	810	—	—	810	610	—	—	610
OSB - commodity (MMSF)	—	936	—	936	—	1,002	—	1,002
OSB - Structural Solutions (MMSF)	—	804	—	804	—	737	—	737
I-Joist (MMLF)	—	—	64	64	—	—	50	50
LVL (MCF)	—	—	3,720	3,720	—	—	3,292	3,292
LSL (MCF)	—	—	977	977	—	—	1,272	1,272

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements. OEE for the three and six months ended June 30, 2021 and 2020, for each of our segments is listed below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Siding	88%	88%	89%	88%
OSB	86%	90%	84%	89%
EWP	86%	93%	89%	91%
South America	78%	71%	76%	70%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales
Siding	$291	$220	$576	$432
OSB	778	204	1,317	424
EWP	158	79	280	178
South America	74	38	126	74
Other	26	7	43	25
Intersegment sales	—	—	(1)	—
Total sales	$1,325	$548	$2,342	$1,133

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$497	$31	$817	$64
Add (deduct):
Net loss attributed to noncontrolling interest	—	2	1	2
Income attributed to LP	498	33	818	66
Provision for income taxes	147	19	244	28
Depreciation and amortization	29	28	58	56
Stock-based compensation expense	4	1	5	3
Loss on impairment attributed to LP	—	7	—	14
Other operating credits and charges, net	(3)	(4)	(3)	(2)
Product-line discontinuance charges	—	10	—	10
Loss on early debt extinguishment	—	—	11	—
Interest expense	4	6	9	12
Investment income	—	(4)	(1)	(3)
Other non-operating items	6	1	5	(4)
Adjusted EBITDA	$684	$97	$1,145	$180

Siding	$77	$51	$168	$93
OSB	565	46	919	81
EWP	18	3	26	12
South America	34	11	54	18
Other	(4)	(5)	(8)	(8)
Corporate	(7)	$(9)	(14)	(16)
Adjusted EBITDA	$684	$97	$1,145	$180

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$497	$31	$817	$64
Add (deduct):
Net loss attributed to noncontrolling interest	—	2	1	2
Income attributed to LP	498	33	818	66
Loss on impairment attributed to LP	—	7	—	14
Other operating credits and charges, net	(3)	(4)	(3)	(2)
Product line discontinuance charges	—	10	—	10
Loss on early debt extinguishment	—	—	11	—
Reported tax provision	147	19	244	28
Adjusted income before tax	642	65	1,069	116
Normalized tax provision at 25%	(160)	(16)	(267)	(29)
Adjusted Income	$481	$49	$802	$87
Diluted shares outstanding	102	113	104	113
Adjusted Diluted EPS	$4.74	$0.43	$7.70	$0.77